BEI TECHNOLOGIES, INC.
BEI SENSORS & SYSTEMS COMPANY, INC.
One Post Street, Suite 2500
San Francisco, California 94104


6.70% Senior Notes due November 16, 2005



        November 16, 1998
TO EACH OF THE PURCHASERS LISTED IN
THE ATTACHED SCHEDULE A:
Ladies and Gentlemen:
BEI Technologies, Inc., a Delaware corporation (the
"Company") and BEI Sensors & Systems Company, Inc., a Delaware
corporation and a Wholly-Owned Restricted Subsidiary of Company
("Sensors & Systems", and together with Company, "the Co-Obligors"), agree with you as follows:
1. AUTHORIZATION OF NOTES.
The Co-Obligors will authorize the issue and sale of
$35,000,000 aggregate principal amount of their 6.70% Senior Notes due November 16, 2005 (the "Notes", such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement or the Other Agreements (as hereinafter defined)). The Notes shall be the joint and several obligation of each Co-Obligor and shall be substantially in the form set out in Exhibit 1, with such changes therefrom, if any, as may be approved by you and the Co-Obligors.
Certain capitalized terms used in this Agreement are defined in Schedule B; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.
2. SALE AND PURCHASE OF NOTES.
Subject to the terms and conditions of this Agreement, the
Co-Obligors will issue and sell to you and you will purchase from the Co-Obligors, at the Closing provided for in Section 3, Notes in the principal amount specified opposite your name in Schedule A at the purchase price of 100% of the principal amount thereof.
Contemporaneously with entering into this Agreement, the Co-Obligors are entering into separate Note Purchase Agreements (the "Other
Agreements") identical with this Agreement with each of the other purchasers named in Schedule A (the "Other Purchasers"), providing for the sale at such Closing to each of the Other Purchasers of Notes in the principal amount specified opposite its name in Schedule A. Your obligation hereunder and the obligations of the Other Purchasers under the Other Agreements are several and not joint obligations and you shall have no obligation under any Other Agreement and no liability to any Person for the performance or non-performance by any Other Purchaser thereunder.
3. CLOSING.
The sale and purchase of the Notes to be purchased by you
and the Other Purchasers shall occur at the offices of O'Melveny & Myers LLP, 400 South Hope Street, Los Angeles, California 90071, at 8:00 a.m., Pacific Standard time, at a closing (the "Closing") on November 16,
1998.  At the Closing the Co-Obligors will deliver to you the Notes to be purchased by you in the form of a single Note (or such greater number of Notes in denominations of at least $1,000,000 as you may request)
dated the date of the Closing and registered in your name (or in the name of your nominee), against delivery by you to the Co-Obligors or their order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of BEI Sensors & Systems Company, Inc. to account number 4518052808 at Wells Fargo Bank, National Association, San Francisco
RCBO, ABA number 121000248.  If at the Closing the Co-Obligors shall fail to tender such Notes to you as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.
4. CONDITIONS TO CLOSING.
Your obligation to purchase and pay for the Notes to be sold to you at the Closing is subject to the fulfillment to your
satisfaction, prior to or at the Closing, of the following conditions:
4.1 Representations and Warranties.
The representations and warranties of each Co-Obligor in
this Agreement shall be correct when made and at the time of the
Closing.
4.2 Performance; No Default.
Each Co-Obligor shall have performed and complied with all
agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Schedule 5.14) no Default or
Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Sections 10.1, 10.2, 10.3, 10.4, 10.7, 10.8 or 10.9 hereof had such Sections applied since such date.
4.3 Compliance Certificates.
(a) Officer's Certificate. Each Co-Obligor shall have
delivered to you an Officer's Certificate, dated the date of the
Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.
(b) Secretary's Certificate. Each Co-Obligor shall have
delivered to you a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and the Agreements.
4.4 Opinions of Counsel.
You shall have received opinions in form and substance
satisfactory to you, dated the date of the Closing (a) from Cooley
Godward LLP, counsel for the Co-Obligors, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and each Co-Obligor hereby instructs its counsel to deliver such opinion to you) and (b) from O'Melveny & Myers LLP, your special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as you may reasonably request.
4.5 Purchase Permitted By Applicable Law, etc.
On the date of the Closing your purchase of Notes shall
(i) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you, you shall have received an Officer's Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.
4.6 Sale of Other Notes.
Contemporaneously with the Closing the Co-Obligors shall
sell to the Other Purchasers and the Other Purchasers shall purchase the Notes to be purchased by them at the Closing as specified in Schedule A.
4.7 Payment of Special Counsel Fees.
Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of your special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.
4.8 Private Placement Number.
A Private Placement number issued by Standard & Poor's CUSIP
Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.
4.9 Changes in Corporate Structure.
Except as specified in Schedule 4.9, neither Co-Obligor
shall have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.
4.10 Funding Instructions.
At least three Business Days prior to the date of the
Closing, you shall have received written instructions executed by a Responsible Officer of each Co-Obligor directing the manner of the payment of funds and setting forth (a) the name and address of the transferee bank, (b) such transferee bank's ABA number, (c) the account name and number into which the proceeds of the purchase price for the Notes is to be deposited, and (d) the name and telephone number of the account representative responsible for verifying receipt of such funds.
4.11 Proceedings and Documents.
All corporate and other proceedings in connection with the
transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.
5. REPRESENTATIONS AND WARRANTIES OF THE CO-OBLIGORS.
Each Co-Obligor, jointly and severally, represents and
warrants to you that:
5.1 Organization; Power and Authority.
Each Co-Obligor is a corporation duly organized, validly
existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Each Co-Obligor has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Other Agreements and the Notes and to perform the provisions hereof and thereof.
5.2 Authorization, etc.
This Agreement, the Other Agreements and the Notes have been duly authorized by all necessary corporate action on the part of each Co-Obligor, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of each Co-Obligor enforceable against each Co-Obligor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
5.3 Disclosure.
The Company, through its agent, Mercer Capital Group, Inc.,
has delivered to you and each Other Purchaser a copy of a Confidential Memorandum, dated September 1998 (the "Memorandum"), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. Except as disclosed in
Schedule 5.3, this Agreement, the Memorandum, the documents, certificates or other writings delivered to you by or on behalf of each Co-Obligor in connection with the transactions contemplated hereby and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Memorandum or as expressly described in Schedule 5.3, or in one of the documents, certificates or other writings identified therein, or in the financial statements listed in Schedule 5.5, since September 27, 1997, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.  There is no fact known to any Co-Obligor that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Memorandum or in the other documents, certificates and other writings delivered to you by or on behalf of any Co-Obligor specifically for use in connection with the transactions contemplated hereby.
5.4 Organization and Ownership of Shares of Subsidiaries;
Affiliates.
(a) Schedule 5.4 contains (except as noted therein)
complete and correct lists (i) of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary and whether such Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary, (ii) of the Company's Affiliates, other than Subsidiaries, and (iii) of the Company's directors and senior officers.
(b) All of the outstanding shares of capital stock or
similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).
(c) Each Subsidiary identified in Schedule 5.4 is a
corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.
(d) No Subsidiary is a party to, or otherwise subject to
any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.
5.5 Financial Statements.
The Company has delivered to each Purchaser copies of the
financial statements of the Company and its Subsidiaries listed on
Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments and normal limited footnote disclosure for interim financial statements).
5.6 Compliance with Laws, Other Instruments, etc.
The execution, delivery and performance by each Co-Obligor
of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.
5.7 Governmental Authorizations, etc.
No consent, approval or authorization of, or registration,
filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by either Co-Obligor of this Agreement or the Notes.
5.8 Litigation; Observance of Agreements, Statutes and Orders.
(a) Except as disclosed in the Disclosure Letter, there
are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(b) Neither the Company nor any Subsidiary is in default
under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
5.9 Taxes.
The Company and its Subsidiaries have filed all tax returns
that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.  The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Federal income tax liabilities of the Company and its Subsidiaries have been determined by the Internal Revenue Service and paid for all fiscal years up to and including the fiscal year ended September 30, 1995.
5.10 Title to Property; Leases.
The Company and its Subsidiaries have good and sufficient
title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.
5.11 Licenses, Permits, etc.
Except as disclosed in the Disclosure Letter,
(a) the Company and its Subsidiaries own or possess all
licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;
(b) to the best knowledge of the Company, no product of
the Company infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark, trade name or other right owned by any other Person; and
(c) to the best knowledge of the Company, there is no
Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.
5.12 Compliance with ERISA.
(a) The Company and each ERISA Affiliate have operated and
administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to
Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.
(b) The Company maintains no Plans other than a defined
contribution pension plan which contains a salary deferral arrangement intended to qualify under Section 401(k) of the Code.
(c) The Company and its ERISA Affiliates have not incurred
withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.
(d) The expected postretirement benefit obligation
(determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.
(e) The execution and delivery of this Agreement and the
issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The representation by the
Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of your representation in
Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by you.
5.13 Private Offering by the Co-Obligors.
Neither Co-Obligor nor anyone acting on its behalf has
offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than you, the Other Purchasers and not more than 48 other Institutional Investors, each of which has been offered the Notes at a private sale for investment.
Neither Co-Obligor nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.
5.14 Use of Proceeds; Margin Regulations.
The Co-Obligors will apply the proceeds of the sale of the
Notes as set forth in Schedule 5.14. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR
220). Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section, the terms "margin stock" and "purpose of buying or carrying" shall have the meanings assigned to them in said Regulation U.
5.15 Existing Indebtedness; Future Liens.
(a) Except as described therein, the Disclosure Letter
sets forth a complete and correct list of all outstanding Indebtedness of each of the Company, Sensors & Systems, and the other Subsidiaries of the Company as of October 3, 1998, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
(b) Except as disclosed in the Disclosure Letter, neither
the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.8.
5.16 Foreign Assets Control Regulations, etc.
Neither the sale of the Notes by the Co-Obligors hereunder
nor their use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
5.17 Status under Certain Statutes.
Neither the Company nor any Subsidiary is subject to
regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Interstate Commerce Act, as amended, or the Federal Power Act, as amended.
5.18 Environmental Matters.
Neither the Company nor any Subsidiary has knowledge of any
claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to you in writing,
(a) neither the Company nor any Subsidiary has knowledge
of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;
(b) neither the Company nor any of its Subsidiaries has
stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner contrary to any Environmental Laws and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse
Effect; and
(c) all buildings on all real properties now owned, leased
or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.
6. REPRESENTATIONS OF THE PURCHASER.
6.1 Purchase for Investment.
You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that neither Co-Obligor is required to register the Notes.
6.2 Source of Funds.
You represent that at least one of the following statements
is an accurate representation as to each source of funds (a "Source")
to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:
(a) if you are an insurance company, the Source does not
include assets allocated to any separate account maintained by you in which any employee benefit plan (or its related trust) has any interest, other than a separate account that is maintained solely in connection with your fixed contractual obligations under which the amounts payable, or credited, to such plan and to any participant or beneficiary of such plan (including any annuitant) are not affected in any manner by the investment performance of the separate account; or
(b) the Source is either (i) an insurance company pooled
separate account, within the meaning of Prohibited Transaction Exemption ("PTE") 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12,
1991) and, except as you have disclosed to the Company in writing pursuant to this paragraph (b), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(c) the Source constitutes assets of an "investment
fund" (within the meaning of Part V of the QPAM Exemption) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of "control" in
Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph
(c); or
(d) the Source is a governmental plan; or
(e) the Source is one or more employee benefit plans, or a
separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (e); or
(f) the Source does not include assets of any employee
benefit plan, other than a plan exempt from the coverage of ERISA; or
(g) the Source is an "insurance company general account"
within the meaning of PTE 95-60 (issued July 12, 1995) and there is no employee benefit plan, treating as a single plan, all plans maintained by the same employer or employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan, exceed ten percent (10%) of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the NAIC Annual Statement filed with your state of domicile.
As used in this Section 6.2, the terms "employee benefit plan", "governmental plan", "party in interest" and "separate account"
shall have the respective meanings assigned to such terms in Section 3 of ERISA.
7. INFORMATION AS TO COMPANY.
7.1 Financial and Business Information.
The Company shall deliver to each holder of Notes that is an
Institutional Investor:
(a) Quarterly Statements - within 60 days after the end
of each quarterly fiscal period in each fiscal year of the Company
(other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,
(i) a consolidated balance sheet of the Company and
its Restricted Subsidiaries as at the end of such quarter, and
(ii) consolidated statements of income, changes in
shareholders' equity and cash flows of the Company and its
Restricted Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter,
setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a
Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that
delivery within the time period specified above of copies of the
Company's Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and
Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a);
(b) Annual Statements - within 120 days after the end of
each fiscal year of the Company, duplicate copies of,
(i) a consolidated balance sheet of the Company and
its Restricted Subsidiaries, as at the end of such year, and
(ii) consolidated statements of income, changes in
shareholders' equity and cash flows of the Company and its
Restricted Subsidiaries, for such year,
setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by:
(A)     an opinion thereon of independent
certified public accountants of recognized national
standing, which opinion shall state that such financial
statements present fairly, in all material respects, the
financial position of the companies being reported upon and
their results of operations and cash flows and have been
prepared in conformity with GAAP, and that the examination
of such accountants in connection with such financial
statements has been made in accordance with generally
accepted auditing standards, and that such audit provides a
reasonable basis for such opinion in the circumstances, and
(B)     a certificate of such accountants stating
that they have reviewed this Agreement and stating further
whether, in making their audit, they have become aware of
any condition or event that then constitutes a Default or an
Event of Default, and, if they are aware that any such
condition or event then exists, specifying the nature and
period of the existence thereof (it being understood that
such accountants shall not be liable, directly or
indirectly, for any failure to obtain knowledge of any
Default or Event of Default unless such accountants should
have obtained knowledge thereof in making an audit in
accordance with generally accepted auditing standards or did not make such an audit),
provided that the delivery within the time period specified above of the Company's Annual Report on Form 10-K for such fiscal year
(together with the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act)
prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, together with the accountant's certificate described in clause (B) above, shall be deemed to satisfy the requirements of this Section 7.1(b);
(c) SEC and Other Reports - promptly upon their becoming
available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material;
(d) Notice of Default or Event of Default - promptly, and
in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in
Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
(e) ERISA Matters - promptly, and in any event within
five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:
(i) with respect to any Plan, any reportable event,
as defined in section 4043(b) of ERISA and the regulations
thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or
(ii) the taking by the PBGC of steps to institute, or
the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the
appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a
Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
(iii) any event, transaction or condition that could
result in the incurrence of any liability by the Company or any
ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate
pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;
(f) Notices from Governmental Authority - promptly, and
in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;
(g) Additional Reporting Requirement - if at any time the
Company has any Unrestricted Subsidiaries, then each set of financial information delivered pursuant to Sections 7.1(a) and (b) shall be accompanied by unaudited financial statements for all Unrestricted Subsidiaries of the Company taken as a group, together with consolidating statements reflecting eliminations or adjustments required to reconcile such group statements to the consolidated financial statements of the Company and its Subsidiaries; and
(h) Requested Information - with reasonable promptness,
such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of any Co-Obligor to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes, including, without limitation, such information as is required by Rule 144A under the Securities Act to be delivered to a prospective transferee of the
Notes.
7.2 Officer's Certificate.
Each set of financial statements delivered to a holder of
Notes pursuant to Section 7.1 hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:
(a) Covenant Compliance - the information (including
detailed calculations) required in order to establish whether the
Company was in compliance with the requirements of Sections 10.1 through 10.7, 10.8(k), 10.9, 10.10 and 10.11 hereof, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and
(b) Event of Default - a statement that such officer has
reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.
7.3 Inspection.
The Company shall permit the representatives of each holder
of Notes that is an Institutional Investor:
(a) No Default - if no Default or Event of Default then
exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and
(b) Default - if a Default or Event of Default then
exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.
8. PREPAYMENT OF THE NOTES.
8.1 Required Prepayments.
On November 16, 2001 and on each November 16 thereafter to
and including November 16, 2004 the Co-Obligors jointly and severally agree to prepay $7,000,000 principal amount (or such lesser principal amount as shall then be outstanding) of the Notes at par and without payment of the Make-Whole Amount or any premium, provided that upon any partial prepayment of the Notes pursuant to Section 8.2 or purchase of the Notes permitted by Section 8.5 the principal amount of each required prepayment of the Notes becoming due under this Section 8.1 on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such prepayment or purchase.
8.2 Optional Prepayments with Make-Whole Amount.
Each Co-Obligor may, at its option, upon notice as provided
below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at
100% of the principal amount so prepaid, plus accrued interest thereon and the Make-Whole Amount determined for the prepayment date with respect to such principal amount; provided that in respect of prepayments made as a result of a sale of assets and pursuant to Section 10.9, no Make-Whole Amount will be payable with respect thereto. The Co-Obligors will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.
8.3 Allocation of Partial Prepayments.
In the case of each partial prepayment of the Notes, the
principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
8.4 Maturity; Surrender, etc.
In the case of each prepayment of Notes pursuant to this
Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Co-Obligors shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
8.5 Purchase of Notes.
The Co-Obligors will not and will not permit any Affiliate
to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes.  The Co-Obligors will promptly cancel all Notes acquired by either of them or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
8.6 Make-Whole Amount.
The term "Make-Whole Amount" means, with respect to any
Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:
"Called Principal" means, with respect to any Note, the
principal of such Note that is to be prepaid pursuant to
Section 8.2 or has become or is declared to be immediately
due and payable pursuant to Section 12.1, as the context
requires.
"Discounted Value" means, with respect to the Called
Principal of any Note, the amount obtained by discounting
all Remaining Scheduled Payments with respect to such Called
Principal from their respective scheduled due dates to the
Settlement Date with respect to such Called Principal, in
accordance with accepted financial practice and at a
discount factor (applied on the same periodic basis as that
on which interest on the Notes is payable) equal to the
Reinvestment Yield with respect to such Called Principal.
"Reinvestment Yield" means, with respect to the Called
Principal of any Note, 0.50% over the yield to maturity
implied by (i) the yields reported, as of 10:00 A.M. (New
York City time) on the second Business Day preceding the
Settlement Date with respect to such Called Principal, on
the display designated as "Page PXI" of the Bloomberg
Financial Markets Services Screen (or such other display as
may replace Page PX1 on the Bloomberg Financial Markets
Services Screen) for actively traded U.S. Treasury
securities having a maturity equal to the Remaining Average
Life of such Called Principal as of such Settlement Date, or
(ii) if such yields are not reported as of such time or the
yields reported as of such time are not ascertainable, the
Treasury Constant Maturity Series Yields reported, for the
latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with
respect to such Called Principal, in Federal Reserve
Statistical Release H.15 (519) (or any comparable successor
publication) for actively traded U.S. Treasury securities
having a constant maturity equal to the Remaining Average
Life of such Called Principal as of such Settlement Date.
Such implied yield will be determined, if necessary, by
(a) converting U.S. Treasury bill quotations to bond-
equivalent yields in accordance with accepted financial
practice and (b) interpolating linearly between (1) the
actively traded U.S. Treasury security with the maturity
closest to and greater than the Remaining Average Life and
(2) the actively traded U.S. Treasury security with the
maturity closest to and less than the Remaining Average
Life.
"Remaining Average Life"  means, with respect to any
Called Principal, the number of years (calculated to the
nearest one-twelfth year) obtained by dividing (i) such
Called Principal into (ii) the sum of the products obtained
by multiplying (a) the principal component of each Remaining
Scheduled Payment with respect to such Called Principal by
(b) the number of years (calculated to the nearest one-
twelfth year) that will elapse between the Settlement Date
with respect to such Called Principal and the scheduled due
date of such Remaining Scheduled Payment.
"Remaining Scheduled Payments" means, with respect to the
Called Principal of any Note, all payments of such Called
Principal and interest thereon that would be due after the
Settlement Date with respect to such Called Principal if no
payment of such Called Principal were made prior to its
scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made
under the terms of the Notes, then the amount of the next
succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and
required to be paid on such Settlement Date pursuant to
Section 8.2 or 12.1.
"Settlement Date" means, with respect to the Called
Principal of any Note, the date on which such Called
Principal is to be prepaid pursuant to Section 8.2 or has
become or is declared to be immediately due and payable
pursuant to Section 12.1, as the context requires.
9. AFFIRMATIVE COVENANTS.
The Company covenants that so long as any of the Notes are
outstanding:
9.1 Compliance with Law.
The Company will and will cause each of its Subsidiaries to
comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
9.2 Insurance.
The Company will and will cause each of its Restricted
Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
9.3 Maintenance of Properties.
The Company will and will cause each of its Restricted
Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Restricted Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
9.4 Payment of Taxes and Claims.
The Company will and will cause each of its Subsidiaries to
file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax or assessment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.
9.5 Corporate Existence, etc.
Each Co-Obligor will at all times preserve and keep in full
force and effect its corporate existence. Subject to Sections 10.2 and 10.9, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Restricted Subsidiaries (unless merged into the Company or a Restricted Subsidiary) and all rights and franchises of the Company and its Restricted Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.
9.6 Execution of Subsidiary Guaranty; Release of Subsidiary
Guarantors.
(a)     In the event that on or prior to December 31, 1998,
the Company has not taken all action necessary to unconditionally and absolutely release each Subsidiary Guarantor as a guarantor of and obligor with respect to any and all Indebtedness and other obligations under the Credit Agreement, the Company will promptly notify the holders of the Notes of that fact and as soon as practicable thereafter the Company shall cause each such Subsidiary Guarantor to execute a counterpart of the Subsidiary Guaranty. The Company will deliver such executed counterpart of the Subsidiary Guaranty to the holders of the Notes, together with (i) certified copies of such Subsidiary Guarantor's Articles or Certificate of Incorporation, together with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation, each to be dated a recent date prior to their delivery to the holders of the Notes, (ii) a copy of such Subsidiary Guarantor's Bylaws, certified by its corporate secretary or an assistant corporate secretary as of a recent date prior to their delivery to the holders of the Notes, (iii) a certificate executed by the secretary or an assistant secretary of such Subsidiary Guarantor as to (a) the incumbency and signatures of the officers of such Subsidiary Guarantor executing the counterpart of the Subsidiary Guaranty and (b) the fact that the attached resolutions of the Board of Directors of such Subsidiary Guarantor authorizing the execution, delivery and performance of the counterpart of the Subsidiary Guaranty are in full force and effect and have not been modified or rescinded, and (iv) a favorable opinion of counsel to the Co-Obligors and such Subsidiary Guarantor, in form and substance reasonably satisfactory to the holders of the Notes and their counsel, as to (a) the due organization and good standing of such Subsidiary Guarantor, (b) the due authorization, execution and delivery by such Subsidiary Guarantor of the counterpart of the Subsidiary Guaranty, (c) the enforceability of the counterpart of the Subsidiary Guaranty, and (d) such other matters as the holders of the Notes may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to the holders of the Notes and their counsel.
(b)     If (i) a Subsidiary Guarantor (a "Released
Guarantor") shall have been unconditionally and absolutely released as a guarantor of and obligor with respect to any and all Indebtedness and other obligations under the Credit Agreement after December 31, 1998, and (ii) no Default or Event of Default shall have occurred and be continuing, the Company shall deliver to each holder of the Notes an Officer's Certificate to such effect and from and after the date such Officer's Certificate is delivered to the holders of the Notes, such Released Guarantor shall, subject to Section 9.6(a) if such Released Guarantor shall again become a Subsidiary Guarantor, be unconditionally and absolutely released from its obligations under the Subsidiary Guaranty.
10. NEGATIVE COVENANTS.
The Company covenants that so long as any of the Notes are
outstanding:
10.1 Transactions with Affiliates.
Each Co-Obligor will not and the Company will not permit any
Restricted Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Restricted Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company's or such Restricted Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.
10.2 Merger, Consolidation, etc..
Neither Co-Obligor shall consolidate with or merge with any
other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person unless:
(a) the successor formed by such consolidation or the
survivor of such merger or the Person that acquires by conveyance, transfer or lease substantially all of the assets of the Company as an entirety, as the case may be (the "surviving corporation"), shall be a solvent corporation organized and existing under the laws of the United States or any State thereof (including the District of Columbia), and, if such Co-Obligor is not the surviving corporation, (i) the surviving corporation shall have executed and delivered to each holder of any
Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement, the Other Agreements and the Notes and (ii) shall have caused to be delivered to each holder of any Notes an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required
Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof;
(b) immediately after giving effect to such transaction,
no Default or Event of Default shall have occurred and be continuing and the surviving corporation would be able to incur at least $1.00 of Indebtedness under Section 10.3.
No such conveyance, transfer or lease of substantially all of the assets of such Co-Obligor shall have the effect of releasing such Co-Obligor or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under this Agreement or the Notes.
10.3 Ratio of Total Debt to Consolidated EBITDA.
(a) From the date hereof through October 3, 1999, the
Company will not, and will not permit any of its Restricted
Subsidiaries, to incur additional Indebtedness unless, after giving effect to the Indebtedness incurred and the application of the proceeds from the additional Indebtedness incurred, the ratio of (A) Total Debt to (B) Consolidated EBITDA for the immediately preceding four fiscal quarters of the Company, is less than 3.50 to 1.00.
(b) From and after October 4, 1999 the Company will not at
any time permit the ratio of (i) Total Debt to (ii) Consolidated EBITDA for the immediately preceding four fiscal quarters of the Company, to exceed 3.50 to 1.00.
10.4 Priority Debt Limit.
                The Company will not permit at any time Priority Debt to exceed an aggregate amount equal to 15% of Tangible Net Worth as of the then most recently ended fiscal quarter of the Company.
10.5 Maintenance of Fixed Charge Coverage Ratio.
                The Company will not permit at any time the ratio of Earnings Available for Fixed Charges to Fixed Charges for the period comprised of the immediately preceding four fiscal quarters of the
Company to be less than 1.50 to 1.00.
10.6 Maintenance of Tangible Net Worth.
                The Company will not permit at any time Tangible Net Worth to be less than (i) the sum of (A) the Tangible Net Worth as of the end of the fiscal year of the Company ended October 3, 1998, plus (B) an aggregate amount equal to 50% of Consolidated Net Income (but only if a positive number) for the period beginning October 4, 1998 and ending at the end of the most recently completed fiscal quarter of the Company, less (ii) $3,000,000.
10.7 Restricted Payments.
                The Company will not, and will not permit any of its Restricted Subsidiaries, at any time, to declare or make, or incur any liability to declare or make, any Restricted Payment, unless after giving effect to such action, on a cumulative basis, (i) the aggregate amount of Restricted Payments of the Company and its Restricted Subsidiaries declared or made at any time after October 3, 1998 is less than the sum of (A) an aggregate amount equal to 50% of the Consolidated Net Income for the period beginning October 4, 1998 and ending at the end of the most recently completed fiscal quarter of the Company, plus
(B) $5,000,000 plus (C) the aggregate amount of Net Proceeds of Capital Stock for such period; (ii) no Default or Event of Default would exist; and (iii) from the date hereof through October 3, 1999 the Co-Obligors could incur at least $1.00 of additional Indebtedness under Section
10.3.
10.8 Mortgages and Liens.
                The Company will not, and will not permit any of its Restricted Subsidiaries, to directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise)
any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Restricted Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:
(a) Liens for taxes, assessments or other governmental
charges which are not yet due and payable or the payment of which is not at the time required by Section 9.4;
(b) statutory Liens of landlords and Liens of carriers,
warehousemen, mechanics, materialmen and other similar Liens, in each case, incurred in the ordinary course of business for sums not yet due and payable or the payment of which is not at the time required by
Section 9.4;
(c) any attachment or judgment Lien, unless the judgment
it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;
(d) Liens on property or assets of the Company or any of
its Restricted Subsidiaries securing Indebtedness owing to the Company or to another Wholly-Owned Restricted Subsidiary;
(e) Liens existing on the date of this Agreement and
securing the Indebtedness of the Company and its Restricted Subsidiaries referred to in the Disclosure Letter;
(f) any Lien created to secure all or any part of the
purchase price, or to secure Indebtedness incurred or assumed to pay all or any part of the purchase price or cost of construction, of tangible property (or any improvement thereon) acquired or constructed by the Company or a Restricted Subsidiary after the date of the Closing, provided that
(i) any such Lien shall extend solely to the item or
items of such property (or improvement thereon) so acquired or constructed and, if required by the terms of the instrument
originally creating such Lien, other property (or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed property (or improvement thereof) or which is real property being improved by such acquired or constructed property (or improvement thereon),
(ii) the principal amount of the Indebtedness secured
by any such Lien shall at no time exceed an amount equal to the lesser of (A) the cost to the Company or such Restricted
Subsidiary of the property (or improvement thereon) so acquired or constructed and (B) the Fair Market Value (as determined in good faith by the board of directors of the Company) of such property
(or improvement thereon) at the time of such acquisition or
construction, and
(iii) any such Lien shall be created contemporaneously
with, or within 180 days after, the acquisition or construction of such property;
(g) Liens (other than any Lien imposed by ERISA) incurred
or deposits made in the ordinary course of business (i) in connection with workers' compensation, unemployment insurance and other types of social security or retirement benefits, or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than
Capital Leases), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;
(h) leases or subleases granted to others, easements,
rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries, provided that such Liens do not, in the aggregate, materially detract from the value of such property;
(i) any Lien existing on property of a Person immediately
prior to its being consolidated with or merged into the Company or a Restricted Subsidiary or its becoming a Restricted Subsidiary, or any
Lien existing on any property acquired by the Company or any Restricted Subsidiary at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed), provided that (i) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person's becoming a Restricted
Subsidiary or such acquisition of property, (ii) each such Lien shall extend solely to the item or items of property so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired property and (iii) the principal amount of the Indebtedness secured by any such Lien shall at no time exceed an amount equal to the Fair Market Value (as determined in good faith by the board of directors of the Company) of such property (or improvement thereon) at the time of such consolidation, merger or acquisition;
(j) any Lien renewing, extending or refunding any Lien
permitted by paragraphs (d), (e), (f) or (i) of this Section 10.8, provided that (i) the principal amount of Indebtedness secured by such Lien immediately prior to such extension, renewal or refunding is not increased or the maturity thereof reduced, (ii) such Lien is not extended to any other property, and (iii) immediately after such extension, renewal or refunding no Default or Event of Default would exist;
(k) other Liens securing Indebtedness not otherwise
permitted by paragraphs (a) through (j) of this Section 10.8, provided that the sum of such Indebtedness and (without duplication) other
Priority Debt does not exceed an amount equal to 15% of Tangible Net
Worth as of the then most recently ended fiscal quarter of the Company.
10.9 Sale of Assets.
Except as permitted under Section 10.2, the Company will
not, and will not permit any Restricted Subsidiary to, make any Asset Disposition, unless:
(a)     in the good faith opinion of the Company, the Asset
Disposition is in exchange for consideration having a Fair
Market Value at least equal to that of the property
exchanged and is in the best interest of the Company or such
Restricted Subsidiary;
(b)     immediately after giving effect to the Asset
Disposition, no Default or Event of Default would exist; and
(c)     immediately after giving effect to the Transfer, the
Net Proceeds Amount of all property that was the subject of
any Asset Disposition occurring in the then current fiscal
year of the Company would not exceed 10% of Consolidated
Assets as of the end of the most recently ended fiscal year
of the Company;
If the Net Proceeds Amount for any Transfer is applied within one year following receipt of such Net Proceeds Amount to (i) a prepayment of the Notes which prepayment shall be made without payment of the Make-Whole Amount or any premium, or (ii) acquire property other than current assets used in the normal course of operations of the Company and its Restricted Subsidiaries, then such Transfer, for the purpose of determining compliance with paragraphs (a) through (c), inclusive, above as of any date, shall be deemed not to be an Asset Disposition.
10.10 Investments.
                The Company will not, and will not permit any of its Restricted Subsidiaries, to make Investments in or (without duplication) Guaranty the obligations of any Person, except the following (which are collectively referred to as "Permitted Investments"):
(a) Investments in property to be used in the ordinary
course of business of the Company and its Restricted Subsidiaries;
(b) Investments in current assets arising from the sale of
goods and services in the ordinary course of business of the Company and its Restricted Subsidiaries;
(c) Investments in any direct obligation of, or
obligations guaranteed by, the United States of America or any agency thereof, provided that such obligations mature within 365 days from the date of acquisition thereof;
(d) Investments in commercial paper given one of the two
highest ratings by a credit rating agency of recognized national standing and maturing not more than 270 days from the date of creation thereof;
(e) Investments in certificates of deposit, repurchase
agreements, or similar obligations with a maturity or term of less than twelve months, issued by a U.S. commercial bank with capital and surplus of not less than the equivalent of $250,000,000 and which is rated single A, A2 or equivalent rating or better by a credit rating agency of recognized national standing;
(f) Investments in or advances to one or more Restricted
Subsidiaries or any Person which concurrently with such Investment becomes a Restricted Subsidiary;
(g) Advances to employees for expenses incurred in the
ordinary course of business of the Company and its Restricted
Subsidiaries;
(h) Notes and accounts receivable arising from
transactions with customers in the ordinary course of business of the Company and its Restricted Subsidiaries;
(i) Investments consisting of Guaranties of the
obligations of Unrestricted Subsidiaries provided that such Guaranties would be permitted as Indebtedness under Section 10.3;
(j) Investments existing on the date of this Agreement and
described in the Disclosure Letter; and
(k) other Investments not otherwise permitted by
paragraphs (a) through (j) of this Section 10.10, provided that the aggregate amount of all such Investments at any time does not exceed an amount equal to 5% of Tangible Net Worth as of the then most recently ended fiscal quarter of the Company.
10.11 Lines of Business.
The Company will not, and will not permit any of its
Restricted Subsidiaries to, engage to any substantial extent in any business other than the businesses in which the Company and its
Restricted Subsidiaries are engaged on the date of this Agreement as described in the Memorandum and businesses reasonably related thereto or in furtherance thereof.
11. EVENTS OF DEFAULT.
An "Event of Default" shall exist if any of the following
conditions or events shall occur and be continuing:
(a) any Co-Obligor defaults in the payment of any
principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
(b) any Co-Obligor defaults in the payment of any interest
on any Note for more than five Business Days after the same becomes due and payable; or
(c) any Co-Obligor defaults in the performance of or
compliance with any term contained in Sections 9.6 or 10; or
(d) any Co-Obligor defaults in the performance of or
compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after the earlier of (i) a Responsible
Officer obtaining actual knowledge of such default and (ii) any Co-Obligor receiving written notice of such default from any holder of a
Note (any such written notice to be identified as a "notice of default" and to refer specifically to this paragraph (d) of Section 11); or
(e) any representation or warranty made in writing by or
on behalf of any Co-Obligor or by any officer of any Co-Obligor in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or
(f) (i) the Company or any Subsidiary is in default (as
principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $2,500,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $2,500,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $2,500,000, or
(g) the Company or any Subsidiary (i) is generally not
paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property,
(v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
(h) a court or governmental authority of competent
jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or
(i) a final judgment or judgments for the payment of money
aggregating in excess of $2,500,000 are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 45 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 45 days after the expiration of such stay;
or
(j) if (i) any Plan shall fail to satisfy the minimum
funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate "amount of unfunded benefit liabilities" (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $10,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.
As used in Section 11(j), the terms "employee benefit plan" and
"employee welfare benefit plan" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

12. REMEDIES ON DEFAULT, ETC.
12.1 Acceleration.
(a) If an Event of Default with respect to any Co-Obligor
described in paragraph (g) or (h) of Section 11 (other than an Event of Default described in clause (i) of paragraph (g) or described in clause
(vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
(b) If any other Event of Default has occurred and is
continuing, any holder or holders of more than 40% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Co-Obligors, declare all the Notes then outstanding to be immediately due and payable.
(c) If any Event of Default described in paragraph (a) or
(b) of Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Co-Obligors, declare all the Notes held by it or them to be immediately due and payable.
Upon any Notes becoming due and payable under this
Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. Each Co-Obligor acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Co-Obligors (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Co-Obligors in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
12.2 Other Remedies.
If any Default or Event of Default has occurred and is
continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
12.3 Rescission.
At any time after any Notes have been declared due and
payable pursuant to clause (b) or (c) of Section 12.1, the holders of not less than 60% in principal amount of the Notes then outstanding, by written notice to the Co-Obligors, may rescind and annul any such declaration and its consequences if (a) the Co-Obligors have paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
12.4 No Waivers or Election of Remedies, Expenses, etc.
No course of dealing and no delay on the part of any holder
of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Co-Obligors under Section 15, the Co-Obligors will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys' fees, expenses and disbursements.
13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.
13.1 Registration of Notes.
The Company shall keep at its principal executive office a
register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Co-Obligors shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
13.2 Transfer and Exchange of Notes.
Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Co-Obligors shall execute and deliver, at the Co-Obligors' expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of
Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Co-Obligors may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in
Section 6.2.
13.3 Replacement of Notes.
Upon receipt by each Co-Obligor of evidence reasonably
satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
(a) in the case of loss, theft or destruction, of
indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or
(b) in the case of mutilation, upon surrender and
cancellation thereof, each Co-Obligor at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
14. PAYMENTS ON NOTES.
14.1 Place of Payment.
Subject to Section 14.2, payments of principal, Make-Whole
Amount, if any, and interest becoming due and payable on the Notes shall be made in San Francisco, California at the principal office of the Company in such jurisdiction. The Co-Obligors may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
14.2 Home Office Payment.
So long as you or your nominee shall be the holder of any
Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Co-Obligors will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Co-Obligors will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this Section 14.2.
15. EXPENSES, ETC.
15.1 Transaction Expenses.
Whether or not the transactions contemplated hereby are
consummated, the Co-Obligors, jointly and severally, agree to pay all costs and expenses (including reasonable attorneys' fees of a special counsel and, if reasonably required, local or other counsel) incurred by you and each Other Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Co-Obligors will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).
15.2 Survival.
The obligations of the Co-Obligors under this Section 15
will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.
16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.
All representations and warranties contained herein shall
survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of any Co-Obligor pursuant to this Agreement shall be deemed representations and warranties of the Co-Obligors under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Co-Obligors and supersede all prior agreements and understandings relating to the subject matter hereof.
17. AMENDMENT AND WAIVER.
17.1 Requirements.
This Agreement and the Notes may be amended, and the
observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Co-Obligors and the Required Holders, except that no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20, or (iv) grant any preference between the holders of the Notes and any other creditors of the Co-Obligors.
17.2 Solicitation of Holders of Notes.
(a) Solicitation.  The Company will provide each holder of
the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this
Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
(b) Payment.  The Co-Obligors will not directly or
indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes or any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.
17.3 Binding Effect, etc.
Any amendment or waiver consented to as provided in this
Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Co-Obligors without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between any Co-Obligor and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
17.4 Notes held by Co-Obligor, etc.
Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by any Co-Obligor or any of its Affiliates shall be deemed not to be outstanding.
18. NOTICES.
All notices and communications provided for hereunder shall
be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
(i) if to you or your nominee, to you or it at the
address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the
Company in writing,
(ii) if to any other holder of any Note, to such
holder at such address as such other holder shall have specified to the Company in writing, or
(iii) if to the Co-Obligors, to the Company at its
address set forth at the beginning hereof to the attention of
Treasurer, BEI Technologies, Inc. or at such other address as the Company shall have specified to the holder of each Note in writing.
Notices under this Section 18 will be deemed given only when actually received.
19. REPRODUCTION OF DOCUMENTS.
This Agreement and all documents relating thereto,
including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. Each Co-Obligor agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit any Co-Obligor or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
20. CONFIDENTIAL INFORMATION.
For the purposes of this Section 20, "Confidential
Information" means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure,
(b) subsequently becomes publicly known through no act or omission by you or any person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary or
(d) constitutes financial statements delivered to you under Section 7.1 that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which you offer to purchase any security of any Co-Obligor (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.
21. SUBSTITUTION OF PURCHASER.
You shall have the right to substitute any one of your
Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Co-Obligors, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate's agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word "you" is used in this Agreement (other than in this
Section 21), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Co-Obligors of notice of such transfer, wherever the word "you" is used in this Agreement (other than in this Section 21), such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.
22. GUARANTEE
22.1 Guarantee.
Each of the Co-Obligors hereby acknowledges and agrees that
it is a primary obligor with respect to all obligations under this Agreement and the Notes, jointly and severally liable with the other Co-Obligor. If, notwithstanding the foregoing a court should find that either Co-Obligor is a guarantor or surety with respect to the obligations of the other Co-Obligor under this Agreement and the Notes, each Co-Obligor hereby guarantees to the holders of the Notes the prompt payment in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) of the principal of and interest on the Notes and all other amounts from time to time owing by the other Co-Obligor to the holders of the Notes under this Agreement and under the Notes, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the "Guaranteed Obligations"). Each Co-Obligor hereby further agrees that if the other Co-Obligor shall fail to pay in full when due (whether at stated maturity, by acceleration, by optional prepayment or otherwise) any of the Guaranteed Obligations, it will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
22.2 Obligations Unconditional.
(a) The obligations of each Co-Obligor hereunder are
unconditional irrespective of (i) the value, genuineness, validity, regularity or enforceability of any of the Guaranteed Obligations, (ii) any modification, amendment or variation in or addition to the terms of any of the Guaranteed Obligations or any covenants in respect thereof or any security therefor, (iii) any extension of time for performance or waiver of performance of any covenant of any Co-Obligor or any failure or omission to enforce any right with regard to any of the Guaranteed Obligations , (iv) any exchange, surrender, release of any other guaranty of or security for any of the Guaranteed Obligations, or (v) any other circumstance with regard to any of the Guaranteed Obligations which may or might in any manner constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent hereof that the obligations of each Co-Obligor hereunder shall be absolute and unconditional under any and all circumstances.
(b) Each Co-Obligor hereby expressly waives diligence,
presentment, demand, protest, and all notices whatsoever with regard to any of the Guaranteed Obligations and any requirement that any holder of a Note exhaust any right, power or remedy or proceed against any Co-Obligor hereunder or under any Note or any other guarantor of or any security for any of the Guaranteed Obligations.
22.3 Reinstatement.
The guarantee in this Section 22 shall be automatically
reinstated if and to the extent that for any reason any payment by or on behalf of any Co-Obligor in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder(s) of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.
22.4 Subrogation.
Until the payment in full of the principal of and interest
on the Notes and all other amounts payable to the holders of the Notes hereunder, each Co-Obligor hereby irrevocably waives all rights of subrogation or contribution, whether arising by operation of law (including, without limitation, any such right arising under the Federal Bankruptcy Code) or otherwise, by reason of any payment by it pursuant to the provisions of this Section 22.
23. MISCELLANEOUS.
23.1 Successors and Assigns.
All covenants and other agreements contained in this
Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.
23.2 Payments Due on Non-Business Days.
Anything in this Agreement or the Notes to the contrary
notwithstanding, any payment of principal of or Make-whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.
23.3 Severability.
Any provision of this Agreement that is prohibited or
unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
23.4 Construction.
Each covenant contained herein shall be construed (absent
express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
23.5 Counterparts.
This Agreement may be executed in any number of
counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
23.6 Governing Law.
This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.
*    *    *    *

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Co-Obligors.
                                      Very truly yours,

                                      BEI TECHNOLOGIES, INC.
                                      By_________________________________
                                      Name:  Charles Crocker
                                      Title:  Chairman of the Board,
                                      President and Chief Executive Officer

                                      By_________________________________
                                      Name:  Robert R. Corr
                                      Title:  Secretary and Treasurer

BEI SENSORS & SYSTEMS COMPANY, INC.
                                      By_________________________________
                                      Name:  Charles Crocker
                                      Title:  Chairman of the Board
                                      By_________________________________
                                      Name:  Robert R. Corr
                                      Title:  Secretary and Treasurer




The foregoing is hereby
agreed to as of the
date thereof.

ALLSTATE LIFE INSURANCE COMPANY


By:________________________________
Name:


By:________________________________
Name:
          Authorized Signatories



The foregoing is hereby
agreed to as of the
date thereof.

CONNECTICUT GENERAL LIFE INSURANCE COMPANY,
By CIGNA Investments, Inc.


By:________________________________
     Name:
     Title:





The foregoing is hereby
agreed to as of the
date thereof.

CONNECTICUT GENERAL LIFE INSURANCE COMPANY,
  on behalf of one or more separate accounts
By CIGNA Investments, Inc.


By:________________________________
     Name:
     Title:



SCHEDULE A
INFORMATION RELATING TO PURCHASERS
        Principal Amount of
Name and Address of Purchaser   Notes to be Purchased
Connecticut General Life Insurance Company
        $10,000,000.00

$4,000,000.00

$3,000,000.00
  (1)   All payments by federal wire trans-
fer of immediately available
funds to:

Chase NYC/CTR/
BNF = CICGN Private Placements/AC = 9009001802
ABA# 021000021

                including:

 OBI = [Name of Company', description of the security; the interest rate; maturity date; PPN; due date and application
(as to whether principal, premium and interest of the payment is being made; contact name and phone.]

with any additional information
necessary to identify the source and
application of such funds.
  (2)   All notices of payments and
written confirmations of such
wire transfers:
CIG & Co.
c/o CIGNA Investments, Inc.
Attention:  Securities Processing S-309
900 Cottage Grove Road
Hartford, CT 06152-2309

CIG & Co.
c/o CIGNA Investments, Inc.
Attention:  Private Securities - S307
Operations Group
900 Cottage Grove Road
Hartford, CT 06152-2307
Fax:  860-726-7203


with a copy to:
Chase Manhattan Bank
Private Placement Servicing
P.O. Box 1508
Bowling Green Station
New York, New York 10081
Attention:  CIGNA Private Placements
FAX:  212-552-3107/1005

  (3)   All other communications:
        CIG & Co.
                c/o CIGNA Investments, Inc.
                Attention:  Private Securities Division - S-307
        900 Cottage Grove Road
                Hartford, Connecticut 06152-2307
                Fax:  860-726-7203

        Principal Amount of
Name and Address of Purchaser   Notes to be Purchased
Connecticut General Life Insurance Company,
        $3,000,000.00
on behalf of one or more separate accounts

  (1)   All payments by federal wire trans-
fer of immediately available
funds to:

Chase NYC/CTR/
BNF = CICGN Private Placements/AC = 9009001802
ABA# 021000021

                including:

OBI = [Name of Company', description of the security; the interest rate; maturity date; PPN; due date and application
(as to whether principal, premium and interest of the payment is being made; contact name and phone.]

with any additional information
necessary to identify the source and
application of such funds.
  (2)   All notices of payments and
written confirmations of such
wire transfers:
CIG & Co.
c/o CIGNA Investments, Inc.
Attention:  Securities Processing S-309
900 Cottage Grove Road
Hartford, CT 06152-2309

CIG & Co.
c/o CIGNA Investments, Inc.
Attention:  Private Securities - S307
Operations Group
900 Cottage Grove Road
Hartford, CT 06152-2307
Fax:  860-726-7203




with a copy to:
Chase Manhattan Bank
Private Placement Servicing
P.O. Box 1508
Bowling Green Station
New York, New York 10081
Attention:  CIGNA Private Placements
FAX:  212-552-3107/1005

  (3)   All other communications:
                CIG & Co.
                c/o CIGNA Investments, Inc.
                Attention:  Private Securities Division - S-307
                900 Cottage Grove Road
                Hartford, Connecticut 06152-2307
                Fax:  860-726-7203




        Principal Amount of
Name and Address of Purchaser   Notes to be Purchased
Allstate Life Insurance Company
        $15,000,000.00
  (1)   All payments by wire trans-
fer of immediately available
funds, identifying the Issuer,
the Private Placement Number preceded by "DPP" and the payment as principal, interest or premium in the format that follows:

BBK  =  Harris Trust and Savings Bank
          ABA  #071000288
BNF  =  Allstate Life Insurance Company
          Collection Account  #168-117-0
ORG  =  BEI Technologies, Inc.
OBI  =  DPP  -  (Private Placement Number)
          Payment Due Date (MM/DD/YY)  -  P_ (enter "P" and
amount of principal being remitted, for example,
P5000000.00)
          -  I_  (enter "I" and amount of interest being
remitted, for example                             I225000.00)

with any additional
information necessary
to identify the source and
application of such funds.
  (2)   All notices of payments and
written confirmations of such
wire transfers:
Allstate Insurance Company
Investment Operations  -  Private Placements
3075 Sanders Road, STE G4A
Northbrook, IL 60062-7127
Telephone:  (847) 402-2769
Telecopy:  (847) 326-5040


  (3)   Securities to be delivered to:
                Citibank, Federal Savings Bank
                U.S. Custody & Employee Benefit Trust
                500 W. Madison Street, Floor 6, Zone 4
                Chicago, Illinois 60661-2591
                Attention:  Ellen Lorden
                For Allstate Life Insurance Company/Safekeeping Account No.
846627

  (4)   All other communications:
                Allstate Life Insurance Company
                Private Placements Department
                3075 Sanders Road, STE G3A
                Northbrook, Illinois 60062-7127
                Telephone:  (847) 402-4394
                Telecopy:  (847) 402-3092

SCHEDULE B
DEFINED TERMS
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
"Affiliate" means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to an Affiliate of the Company.
"Asset Disposition" means any Transfer, including, without limitation, a Sale-and-Leaseback Transaction, except:
(a)     any Transfer
(i) from a Restricted Subsidiary to the Company or a Wholly-Owned Restricted Subsidiary
(ii)    from the Company to a Wholly-Owned Restricted
Subsidiary;
(iii)   from the Company to a Restricted Subsidiary
(other than a Wholly-Owned Restricted Subsidiary) or from a Restricted Subsidiary to another Restricted Subsidiary
(other than a Wholly-Owned Restricted Subsidiary), which in either case is for Fair Market Value, so long as immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Default or Event of Default exists; and
                        (iv) of receivables at face value and without recourse; and
(b) any Transfer made in the ordinary course of business and involving only property that is either (i) inventory held for sale or (ii) equipment, fixtures, supplies or materials no longer required in the operation of the business of the Company or any of its Restricted Subsidiaries or that is obsolete.
"Attributable Debt" means, as to any lease relating to a Sale-and-Leaseback Transaction, the present value of all Long Term Lease Rentals required to be paid by the Company or any Restricted Subsidiary under such lease during the remaining term thereof (determined in accordance with generally accepted financial practice using a discount factor equal to the interest rate implicit in such lease if known or, if not known, of 8% per annum).
"Business Day" means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, Chicago or San Francisco are required or authorized to be closed.
"Capital Lease" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
"Capital Lease Obligation" means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.
 "Closing" is defined in Section 3.
"Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
"Company" means BEI Technologies, Inc., a Delaware corporation.
"Confidential Information"  is defined in Section 20.
"Consolidated Assets" means, at any time, the total assets of the Company and its Restricted Subsidiaries which would be shown as assets on a consolidated balance sheet of the Company and its Restricted Subsidiaries as of such time prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Restricted Subsidiaries.
"Consolidated EBITDA" means, with reference to any period, the sum of Consolidated Net Earnings for such period plus all amounts deducted in the computation thereof on account of (a) taxes imposed on or measured by income or excess profits, (b) interest expense, (c) depreciation, and (d) amortization.
"Consolidated Net Earnings" means, with reference to any period, Consolidated Net Income, but excluding:
(a) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary;
(b) the income (or loss) of any Person (other than a Restricted Subsidiary) in which the Company or any Restricted Subsidiary has an ownership interest except to the extent actually received;
(c) the undistributed earnings of any Restricted Subsidiary to the extent that the declaration or payment of such dividends is prohibited;
(d) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period;
(e) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, conversion, exchange or other disposition of capital assets;
(f) any gains resulting from any write-up of any assets (but not any loss resulting from any write-down of any assets);
(g) any gains resulting from the collection of the proceeds of life insurance policies;
(h) any gain arising from the acquisition of any Security or the extinguishment of any Indebtedness of the Company or any Restricted Subsidiary;
(i) any net income or gain (but not any net loss) from changes in accounting principles, prior period adjustments, or extraordinary items;
(j) any deferred credit representing the excess of equity in any Restricted Subsidiary at the date of acquisition over the cost of the investment in such Restricted Subsidiary;
(k) in the case of a successor to either Co-Obligors by consolidation or merger, any earnings of the successor corporation prior to such consolidation or merger; and
(l) any portion of such net income that cannot be freely converted into United States Dollars.
"Consolidated Net Income" means, with reference to any period, the net income (or loss) of the Company and its Restricted Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with GAAP, after eliminating all offsetting debits and credits between the Company and its Restricted Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Restricted Subsidiaries in accordance with GAAP.
"Co-Obligors" means collectively, the Company and Sensors
& Systems.
"Credit Agreement" means that certain Credit Agreement dated as of September 27, 1997 among the Co-Obligors, the lenders referred to therein, Defense Systems Company, Inc., as subsidiary guarantor, Canadian Imperial Bank of Commerce, New York Agency, as agent, Canadian Imperial Bank of Commerce, as designated issuer, and CIBC Wood Gundy Securities Corp., as arranger, as amended, supplemented or otherwise modified from time to time (including any amended and restated credit agreement), together with any other credit agreement or loan agreement which replaces such credit agreement.
"Default" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
"Default Rate" means that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause
(a) of the first paragraph of the Notes or (ii) 2% over the rate of interest publicly announced by The Chase Manhattan Bank in New York, New York as its "base" or "prime" rate.
"Disclosure Letter" means the letter dated November 16, 1998 addressed to you and the Other Purchasers from the Company. "Distribution" means (a) dividends or other distributions or payments on capital stock or other equity interests of a corporation, association or other business entity (except distributions in such stock or other equity interests); and (b) the redemption or acquisition of such stock or other equity interests or of warrants, rights or other options to purchase such stock or other equity interests (except when solely in exchange for such stock or other equity interests) unless made, contemporaneously, from the net proceeds of a sale of such stock or other equity interests.
"Earnings Available for Fixed Charges" means, with reference to any period, the sum of Consolidated Net Earnings for such period plus all amounts deducted in the computations thereof on account of (a) taxes imposed on or measured by income or excess profits, and (b) Fixed Charges.
 "Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
"ERISA Affiliate" means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.
"Event of Default" is defined in Section 11.
 "Exchange Act" means the Securities Exchange Act of 1934, as amended.
"Fair Market Value" means, at any time and with respect to any property, the sale value of such property that would be realized in an arm's-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).
 "Fixed Charges" means, with respect to any period, the sum of (a) Interest Charges for such period and (b) Lease Rentals for such period.
"GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America. "Governmental Authority" means
(a)     the government of
                (i) the United States of America or any State or other political subdivision thereof, or
                (ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
"Guaranty" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:
(a) to purchase such indebtedness or obligation or any property constituting security therefor;
(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other
Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;
(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other
Person to make payment of the indebtedness or obligation; or
(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.
In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
"Hazardous Material" means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polycholorinated biphenyls).
"holder" means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.
"Indebtedness" with respect to any Person means, at any time, without duplication,
(a) its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred
Stock;
(b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
(c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;
(d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);
 (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions
(whether or not representing obligations for borrowed money);
(f)     Swaps of such Person; and
(g) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.
Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.
 "Institutional Investor" means (a) any original purchaser of a Note, (b) any holder of a Note holding more than 5% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.
"Interest Charges" means, with respect to any period, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between the Company and its Restricted Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Restricted Subsidiaries in accordance with GAAP): (a) all interest in respect of Indebtedness of the Company and its Restricted Subsidiaries (including imputed interest on Capital Lease Obligations) deducted in determining Consolidated Net Income for such period, and (b) all debt discount and expense amortized or required to be amortized in the determination of Consolidated Net Income for such period. "Investment" means any investment, made in cash or by delivery of property, by the Company or any of its Restricted Subsidiaries (i) in any Person, whether by acquisition of stock, Indebtedness or other obligation or Security, or by loan, Guaranty, advance, capital contribution or otherwise, or (ii) in any property. "Lease Rentals" means, with respect to any period, the sum of the minimum amount of rental and other obligations required to be paid during such period by the Company or any Restricted Subsidiary as lessee under all leases of real or personal property (other than Capital Leases), excluding any amounts required to be paid by the lessee (whether or not therein designated as rental or additional rental) (a) which are on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, or (b) which are based on profits, revenues or sales realized by the lessee from the leased property or otherwise based on the performance of the lessee.
 "Lien" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
 "Long Term Lease Rentals" means, with respect to any period, the sum of the minimum amount of rental and other obligations required to be paid during such period by the Company or any Restricted Subsidiary as lessee any leases of real or personal property (other than Capital Leases) having a term (including terms of renewal or extension at the option of the lessor or the lessee, whether or not such option has been exercised) expiring more than three years after the commencement of the initial term, excluding any amounts required to be paid by the lessee (whether or not therein designated as rental or additional rental) (a) which are on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges, or (b) which are based on profits, revenues or sales realized by the lessee from the leased property or otherwise based on the performance of the lessee.
"Make-Whole Amount" is defined in Section 8.6.
"Material" means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Restricted Subsidiaries taken as a whole.
"Material Adverse Effect" means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Restricted Subsidiaries taken as a whole, or (b) the ability of any Co-Obligor to perform its obligations under this Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.
"Memorandum" is defined in Section 5.3.
"Multiemployer Plan" means any Plan that is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).
"Net Proceeds Amount" means, with respect to any Transfer of any property by any Person, an amount equal to the difference of:
(a) the aggregate amount of the consideration (valued at the Fair Market Value of such consideration at the time of the consummation of such Transfer) received by such Person in respect of such Transfer, minus
(b) all ordinary and reasonable out-of-pocket costs, expenses and taxes on any net gain with respect to such Transfer, in each case actually incurred by such Person in connection with such Transfer.
 "Net Proceeds of Capital Stock" means, with respect to any period, cash proceeds (net of all costs and out-of-pocket expenses in connection therewith, including, without limitation, placement, underwriting and brokerage fees and expenses), received by the Company and its Restricted Subsidiaries from the sale of all capital stock (other than Redeemable capital stock) of the Company or its Restricted Subsidiaries, including in such net proceeds (a) the net amount paid upon issuance and exercise during such period of any right to acquire any capital stock, or paid during such period to convert a convertible debt Security to capital stock (but excluding any amount paid to the Company or its Restricted Subsidiaries upon issuance of such convertible debt Security), and (b) any amount paid to the Company and its Restricted Subsidiaries upon issuance of any convertible debt Security issued after the date hereof and thereafter converted to capital stock. "Notes" is defined in Section 1.
"Officer's Certificate" means a certificate of a Senior
Financial Officer or of any other officer of either Co-Obligor whose responsibilities extend to the subject matter of such certificate. "Other Agreements" is defined in Section 2.
"Other Purchasers" is defined in Section 2.
"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
"Permitted Investments" is defined in Section 10.10.
"Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.
"Plan" means an "employee benefit plan" (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
"Preferred Stock" means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.
"Priority Debt" means, without duplication, the sum of
(a) all Indebtedness of either Co-Obligor secured by any Lien with respect to any property owned by the Company or any of its Restricted Subsidiaries incurred pursuant to Section 10.8(k), provided that Priority Debt shall not include the 7.96% mortgage note in the principal amount of approximately $1,705,000 as of the Closing Date made by BEI Properties, Inc. in favor of Wells Fargo Bank or any refinancing thereof, (b) all Indebtedness of Restricted Subsidiaries other than Sensors & Systems (except Indebtedness held by the Company or a Wholly-Owned Restricted Subsidiary), provided that subject to compliance with
Section 9.6, Priority Debt shall not include Indebtedness of the Subsidiary Guarantors in respect of obligations under the Credit Agreement or under the Subsidiary Guaranty, and (c) all Attributable Debt of the Company and its Restricted Subsidiaries.
"property" or "properties" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
 "QPAM Exemption" means Prohibited Transaction Class
Exemption 84-14 issued by the United States Department of Labor. "Redeemable" means, with respect to the capital stock of any Person, each share of such Person's capital stock that is (a) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into Indebtedness of such Person (i) at a fixed or determinable date, whether by operation of sinking fund or otherwise, (ii) at the option of any Person other than such Person, or
(iii) upon the occurrence of a condition not solely within the control of such Person; or (b) convertible into other Redeemable capital stock. "Required Holders" means, at any time, the holders of at least 66 2/3% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates). "Responsible Officer" means any Senior Financial Officer and any other officer of any Co-Obligor with responsibility for the administration of the relevant portion of this agreement.
"Restricted Payment" means (a) any Distribution in respect of the Company or any Restricted Subsidiary of the Company (other than on account of capital stock or other equity interests of a Restricted Subsidiary of the Company owned legally and beneficially by the Company or another Restricted Subsidiary of the Company), including, without limitation, any Distribution resulting in the acquisition by the Company of Securities which would constitute treasury stock, and (b) any payment, repayment, redemption, retirement, repurchase or other acquisition, direct or indirect, by the Company or any Restricted Subsidiary of, on account of, or in respect of, the principal of any Subordinated Debt (or any instalment thereof) prior to the regularly scheduled maturity date thereof (as in effect on the date such Subordinated Debt was originally incurred). For purposes of this Agreement, the amount of any Restricted Payment made in property shall be the greater of (x) the Fair Market Value of such property (as determined in good faith by the board of directors (or equivalent governing body) of the Person making such Restricted Payment) and (y) the net book value thereof on the books of such Person, in each case determined as of the date on which such Restricted Payment is made. "Restricted Subsidiary" means Sensors & Systems and any other Subsidiary of the Company of which at least 80% of the equity interests and voting interests are owned by the Company or one or more of its Restricted Subsidiaries and which is not designated as an Unrestricted Subsidiary. The Company may designate in writing to each of the holders of the Notes any Unrestricted Subsidiary which satisfies the foregoing requirement as a Restricted Subsidiary and may designate in writing to each of the holders of the Notes any Restricted Subsidiary as an Unrestricted Subsidiary; provided that (i) no such designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be effective unless immediately after giving effect thereto such Subsidiary could incur an additional $1.00 of Indebtedness under Sections 10.3 and 10.4,
(ii) no such designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be effective unless (x) such designation is treated as a transfer under Sections 10.2 and 10.9 and such designation is permitted by Sections 10.2 and 10.9 and (y) such Subsidiary does not own any stock, other equity interest or Indebtedness of the Company or a Restricted Subsidiary; and (iii) no such designation of a Restricted Subsidiary as an Unrestricted Subsidiary or of an Unrestricted Subsidiary as a Restricted Subsidiary shall be effective unless, immediately after giving effect thereto (A) the Company could incur at least $1.00 of additional Indebtedness under Section 10.3 and no Default or Event of Default would exist; provided, further, that no Unrestricted Subsidiary which was previously a Restricted Subsidiary may be designated a Restricted Subsidiary.
"Sale-and-Leaseback Transaction" means a transaction or series of transactions pursuant to which the Company or any Restricted Subsidiary shall sell or transfer to any Person (other than the Company or a Wholly-Owned Restricted Subsidiary) any property, whether now owned or hereafter acquired, and, as part of the same transaction or series of transactions, the Company or any Restricted Subsidiary shall rent or lease as lessee (other than pursuant to a Capital Lease), or similarly acquire the right to possession or use of, such property or one or more properties which it intends to use for the same purpose or purposes as such property.
"Securities Act" means the Securities Act of 1933, as amended from time to time.
"Security" has the meaning set forth in Section 2(l) of the Securities Act.
"Senior Financial Officer" means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.
"Sensors & Systems" means BEI Sensors & Systems Company,
Inc., a Delaware corporation.
"Subordinated Debt" means any Indebtedness that is in any manner subordinated in right of payment or security in any respect to Indebtedness evidenced by the Notes.
"Subsidiary" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.
"Subsidiary Guarantor" means each Subsidiary (other than
Sensors & Systems) that is or is required to be a party to a guaranty, or is a co-obligor with respect to any Indebtedness, pursuant to the terms of the Credit Agreement but only for so long as such guaranty or co-obligor status is effective pursuant to the terms of the Credit Agreement.
"Subsidiary Guaranty" means a subsidiary guaranty agreement, in form and substance reasonably satisfactory to the holders of the Notes and their counsel, executed by the Subsidiary Guarantors, pursuant to which the Subsidiary Guarantors unconditionally guarantee the obligations of the Co-Obligors under this Agreement and the Notes. "Swaps" means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.
 "Tangible Net Worth" means, at any time, stockholders' equity as set forth on the consolidated balance sheet of the Company and its Subsidiaries determined in accordance with GAAP, minus (a) the net book value of all assets of the Company and its Subsidiaries (after deducting any reserves applicable thereto) which would be shown as goodwill, patents or trade names on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP, and (b) the net book value of Investments in Unrestricted Subsidiaries.
"Total Debt" means, as of any date of determination, the total of all Indebtedness of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.
"Transfer" means, with respect to any Person, any transaction in which such Person sells, conveys, transfers or leases (as lessor) any of its property. For purposes of determining the application of the Net Proceeds Amount in respect of any Transfer, the Company may designate any Transfer as one or more separate Transfers each yielding a separate Net Proceeds Amount.
"Unrestricted Subsidiary" means any Subsidiary which is designated as an Unrestricted Subsidiary on Schedule 5.4 attached hereto or is designated as such in writing by the Company to each of the holders of the Notes pursuant to the definition of "Restricted Subsidiary".
"Wholly-Owned Restricted Subsidiary" means, at any time, any Restricted Subsidiary one hundred percent (100%) of all of the equity interests (except directors' qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company's other Wholly-Owned Restricted Subsidiaries at such time.

EXHIBIT 1
[FORM OF NOTE]
BEI TECHNOLOGIES, INC.
BEI SENSORS & SYSTEMS COMPANY, INC.

6.70% SENIOR NOTE DUE November 16, 2005
No. [_____]     [Date]
$[_______]      PPN[______________]
FOR VALUE RECEIVED, the undersigned, BEI TECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of Delaware, and BEI SENSORS & SYSTEMS COMPANY, INC., a corporation organized and existing under the laws of the State of Delaware (herein collectively called the "Co-Obligors") hereby jointly and severally
promise to pay to [                      ], or registered assigns, the
principal sum of [                               ] DOLLARS on November
16, 2005, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 6.70% per annum from the date hereof, payable semiannually, on the 16th day of May and November in each year, commencing with the May or November next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreements referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 8.70% or (ii) 2% over the rate of interest publicly announced by The Chase Manhattan Bank from time to time in New York, New York as its "base" or "prime" rate.
Payments of principal of, interest on and any Make-Whole
Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of the Company in San Francisco, California or at such other place as the Co-Obligors shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreements referred to below.
This Note is one of a series of Senior Notes (herein called the "Notes") issued pursuant to separate Note Purchase Agreements, dated as of November 16, 1998 (as from time to time amended, the "Note Purchase Agreements"), between the Co-Obligors, on the one hand, and the respective Purchasers named therein, on the other hand, and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreements and (ii) to have made the representation set forth in Section
6.2 of the Note Purchase Agreements.
This Note is a registered Note and, as provided in the Note
Purchase Agreements, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Co-Obligors may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Co-Obligors will not be affected by any notice to the contrary. The Co-Obligors will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreements. This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreements, but not otherwise.
If an Event of Default, as defined in the Note Purchase
Agreements, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreements.
This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

                            BEI TECHNOLOGIES, INC.
                            By_________________________________
                                 Name:  Charles Crocker
                                 Title:  Chairman of the Board,
                                 President and Chief Executive Officer

                            By_________________________________
                                 Name:  Robert R. Corr
                                 Title:  Secretary and Treasurer

BEI SENSORS & SYSTEMS COMPANY, INC.
                            By_________________________________
                                 Name:  Charles Crocker
                                 Title:  Chairman of the Board
                            By_________________________________
                                  Name:  Robert R. Corr
                                  Title:  Secretary and Treasurer



EXHIBIT 4.4(a)
FORM OF OPINION OF COUNSEL
TO THE CO-OBLIGORS
[SEE ATTACHED]


EXHIBIT 4.4(b)
FORM OF OPINION OF SPECIAL COUNSEL
TO THE PURCHASERS


[SEE ATTACHED]



TABLE OF CONTENTS
Section Page

1.      AUTHORIZATION OF NOTES  1
2.      SALE AND PURCHASE OF NOTES      1
3.      CLOSING 2
4.      CONDITIONS TO CLOSING   2
4.1     Representations and Warranties  2
4.2     Performance; No Default 2
4.3     Compliance Certificates 2
4.4     Opinions of Counsel     3
4.5     Purchase Permitted By Applicable Law, etc.      3
4.6     Sale of Other Notes     3
4.7     Payment of Special Counsel Fees 3
4.8     Private Placement Number        3
4.9     Changes in Corporate Structure  4
4.10    Funding Instructions    4
4.11    Proceedings and Documents       4
5.      REPRESENTATIONS AND WARRANTIES OF THE CO-OBLIGORS       4
5.1     Organization; Power and Authority       4
5.2     Authorization, etc.     4
5.3     Disclosure      5
5.4     Organization and Ownership of Shares of Subsidiaries;
Affiliates      5
5.5     Financial Statements    6
5.6     Compliance with Laws, Other Instruments, etc.   6
5.7     Governmental Authorizations, etc.       6
5.8     Litigation; Observance of Agreements, Statutes and
Orders  6
5.9     Taxes   7
5.10    Title to Property; Leases       7
5.11    Licenses, Permits, etc  7
5.12    Compliance with ERISA   8
5.13    Private Offering by the Co-Obligors     9
5.14    Use of Proceeds; Margin Regulations     9
5.15    Existing Indebtedness; Future Liens     9
5.16    Foreign Assets Control Regulations, etc.        9
5.17    Status under Certain Statutes   10
5.18    Environmental Matters   10
6.      REPRESENTATIONS OF THE PURCHASER        10
6.1     Purchase for Investment 10
6.2     Source of Funds 11
7.      INFORMATION AS TO COMPANY       12
7.1     Financial and Business Information      12
7.2     Officer's Certificate   15
7.3     Inspection      15
8.      PREPAYMENT OF THE NOTES 16
8.1     Required Prepayments    16
8.2     Optional Prepayments with Make-Whole Amount     16
8.3     Allocation of Partial Prepayments       16
8.4     Maturity; Surrender, etc.       16
8.5     Purchase of Notes       17
8.6     Make-Whole Amount       17
9.      AFFIRMATIVE COVENANTS   18
9.1     Compliance with Law     18
9.2     Insurance       19
9.3     Maintenance of Properties       19
9.4     Payment of Taxes and Claims     19
9.5     Corporate Existence, etc.       19
9.6     Execution of Subsidiary Guaranty; Release of
Subsidiary Guarantors   20
10.     NEGATIVE COVENANTS      20
10.1    Transactions with Affiliates    20
10.2    Merger, Consolidation, etc.     21
10.3    Ratio of Total Debt to Consolidated EBITDA      21
10.4    Priority Debt Limit     22
10.5    Maintenance of Fixed Charge Coverage Ratio      22
10.6    Maintenance of Tangible Net Worth       22
10.7    Restricted Payments     22
10.8    Mortgages and Liens     22
10.9    Sale of Assets  24
10.10   Investments     25
10.11   Lines of Business       26
11.     EVENTS OF DEFAULT       26
12.     REMEDIES ON DEFAULT, ETC.       28
12.1    Acceleration    28
12.2    Other Remedies  28
12.3    Rescission      29
12.4    No Waivers or Election of Remedies, Expenses, etc.      29
13.     REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES   29
13.1    Registration of Notes   29
13.2    Transfer and Exchange of Notes  29
13.3    Replacement of Notes    30
14.     PAYMENTS ON NOTES       30
14.1    Place of Payment        30
14.2    Home Office Payment     31
15.     EXPENSES, ETC   31
15.1    Transaction Expenses    31
15.2    Survival        31
16.     SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT    32
17.     AMENDMENT AND WAIVER    32
17.1    Requirements    32
17.2    Solicitation of Holders of Notes        32
17.3    Binding Effect, etc.    33
17.4    Notes held by Co-Obligor, etc.  33
18.     NOTICES 33
19.     REPRODUCTION OF DOCUMENTS       34
20.     CONFIDENTIAL INFORMATION        34
21.     SUBSTITUTION OF PURCHASER       35
22.     GUARANTEE       35
22.1    Guarantee.      35
22.2    Obligations Unconditional.      36
22.3    Reinstatement.  36
22.4    Subrogation.    36
23.     MISCELLANEOUS   36
23.1    Successors and Assigns  36
23.2    Payments Due on Non-Business Days       37
23.3    Severability    37
23.4    Construction    37
23.5    Counterparts    37
23.6    Governing Law   37

        SCHEDULE A      --      INFORMATION RELATING TO PURCHASERS
        SCHEDULE B      --      DEFINED TERMS
        SCHEDULE 4.9    --      Changes in Corporate Structure
        SCHEDULE 5.3    --      Disclosure Materials
        SCHEDULE 5.4    --      Subsidiaries of the Company and Ownership of
Subsidiary Stock
        SCHEDULE 5.5    --      Financial Statements
        SCHEDULE 5.14   --      Use of Proceeds


        EXHIBIT 1       --      Form of 6.70% Senior Note due November 16, 2005
        EXHIBIT 4.4(a)  --      Form of Opinion of Counsel for the Co-Obligors
        EXHIBIT 4.4(b)  --      Form of Opinion of Special Counsel for the
Purchasers





        BEI TECHNOLOGIES, INC.
BEI SENSORS & SYSTEMS COMPANY, INC.



$35,000,000



6.70% Senior Notes due November 16, 2005






NOTE PURCHASE AGREEMENT




Dated November 16, 1998